Exhibit 99

( BW)(SC-COMMUNITY-BANKSHARES)(SCB) Community Bankshares Inc. -SC-Announces First Quarter 2004 Earnings

   Business Editors

         ORANGEBURG, S.C.--(BUSINESS WIRE)--April 20, 2004--Community Bankshares Inc., (AMEX: SCB), announced consolidated net income of $1,385,000 or $.31 per diluted share for the quarter ended March 31, 2004 compared to $1,581,000 or $.36 per diluted share for the quarter ended March 31, 2003, a decrease of $196,000 or 12.4%.

         Consolidated assets for Community Bankshares totaled $462.4 million at March 31, 2004 compared to $466.6 million at December 31, 2003, a decrease of $4.2 million or .9%. For the same periods, gross loans totaled $338.9 million compared to $332.1 million, an increase of $6.8 million or 2.1%. For the same periods, deposits totaled $367.6 million compared to $378.7 million, a decrease of $11.1 million or 2.9%.

         Company Chairman and CEO E. J. Ayers stated, "Our earnings for the first quarter 2004 were down 12% from the same period a year ago. This was the expected result of the decline in demand for mortgage loans and refinancing that began late last year. We are working on ways to expand our mortgage services marketing and improve its efficiency in order to compensate for some of this volatility in earnings. For example, we have taken steps on the funding side to improve our margin going forward into the year. Our net interest margin for the first quarter 2004 is down a modest 10 basis points from a year ago, which is a credit to aggressive balance sheet management on the part of our banks. We are pleased that our loan portfolio is up $6.8 million or 2% during the first quarter, this is an encouraging indicator. We saw deposits decline about $11 million or about 3% during the quarter, but this was associated with a decrease in public deposits, not core transaction accounts. All things considered, we believe that first quarter results were reasonable and we look forward to improving earnings during the remainder of the year."

         Community Bankshares, Inc.'s common stock is traded on the American Stock Exchange under the ticker symbol SCB. Community Bankshares Inc., based in Orangeburg, South Carolina, is the holding company for the Bank of Ridgeway, Florence National Bank, Sumter National Bank, Orangeburg National Bank and Community Resource Mortgage, Inc.

         This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings, expansion of mortgage services marketing, improvement of mortgage services efficiency, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's services and products, impact of competitive products and pricing, dependence on third party suppliers, and uncertainties associated with the development of technology. Investors are directed to the company's 2003 annual report, which is available from the company without charge or from its website, www.communitybanksharesinc.com, for a more complete description of the company's business.

                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                              (unaudited)
             (Amounts in thousands, except per share data)

For the quarter ended March 31,                            2004            2003
                                                           ----            ----
Net interest income ............................          $4,268          $4,099
Provision for loan losses ......................          $  232          $  264
Non-interest income ............................          $1,845          $2,304
Non-interest expense ...........................          $3,733          $3,735
Income tax provision ...........................          $  763          $  823
Net income after taxes .........................          $1,385          $1,581
Basic earnings per common
 share:
Average shares .................................           4,334           4,305
Earnings per share .............................          $ 0.32          $ 0.37
Diluted earnings per common
 share:
Average shares .................................           4,476           4,420
Earnings per share .............................          $ 0.31          $ 0.36
Cash dividends per share .......................          $ 0.10          $ 0.09



                                        At March 31   At Dec. 31,   At March 31,
                                           2004          2003           2003
                                           ----          ----           ----
Gross loans .......................      $338,945      $332,106      $313,711
Total assets ......................      $462,398      $466,580      $447,239
Total deposits ....................      $367,606      $378,704      $346,670
Shareholders' equity ..............      $ 49,373      $ 48,070      $ 44,952
Common shares outstanding .........         4,336         4,331         4,306
Book value per share ..............      $  11.39      $  11.10      $  10.44